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                                                                      Exhibit 99


     FOR IMMEDIATE RELEASE:

                                                     CONTACT: Jana Bell
                                                     (972) 732-2500
                                                     www.highwaymaster.com


                    HIGHWAYMASTER HALTS AUTOLINK DEVELOPMENT

         DALLAS, AUG. 31, 1998 -- HighwayMaster Corp., a wholly owned subsidiary of HighwayMaster Communications Inc. (NASDAQ: HWYM), announced today that it is halting the development of AutoLink service and will not launch AutoLink in late 1998 as previously anticipated. Factors cited by the company which contributed to the decision include the fact that no orders have been obtained for sales of the AutoLink product to the OEM market, resulting in an inability to achieve economies of scale in the product and infrastructure for the aftermarket. In addition, HighwayMaster's strategic partner in the venture has indicated that it will not be proceeding with HighwayMaster. The choice to halt the AutoLink launch is consistent with HighwayMaster's previously announced decision to reevaluate every aspect of its business and product line and invest in those with the most immediate possibility for revenue and profits. The company's directors are continuing to evaluate changes which may be needed and the likely impact on the company's future operations.

         HighwayMaster has indicated that the concept of automotive emergency and roadside assistance systems remains a viable opportunity in the longer term, assuming it is able to obtain support from a strategic partner and is able to secure an OEM contract.

                               ABOUT HIGHWAYMASTER

         HighwayMaster is the only nationwide mobile communication system that offers the trucking industry both voice and data communications, combined with Global






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     HWYM HALTS AUTOLINK-PAGE 2



     Positioning System (satellite) vehicle location technology. HighwayMaster's award-winning Series 5000 mobile communications system is one of the most advanced products available to the transportation industry. Recent product enhancements such as Rolling ETA, in-cab Fax capabilities, and the industry's only end-to-end, automated fuel tax reporting system continue to distinguish the patented HighwayMaster technology. Since entering the market, HighwayMaster has been widely recognized as a top technological innovator by both the North American transportation and telecommunication industries.

         Through strategic alliances with wireless industry leaders such as GTE, Southwestern Bell Mobile Systems and more than 70 cellular providers, HighwayMaster has created the world's largest private instant-call-delivery enhanced-cellular network in existence today, providing seamless wireless services in more than 99 percent of the available cellular coverage areas in the United States and 100 percent of the A-side cellular coverage areas in Canada.

         HighwayMaster Corp. sells and markets its patented system throughout the United States and Canada.
                                      # # #

     (HWYM217)
     HighwayMaster is a federally registered trademark and service mark of HighwayMaster Corporation. This product is covered by U.S. Patent Numbers 5,155,689; 5,299,132; 5,398,190; 5,454,027; 5,513,111; 5,519,621;
     5,539,810; 5,544,225; 5,579,376; 5,694,322; 5,699,275;5,724,243;5,734,981
     and 5,652,707 as well as other U.S. and international patents pending and issued.